     As filed with the Securities and Exchange Commission on August 7, 2001
                                                  Registration No. 333-_______
================================================================================

                                 United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             A.B. WATLEY GROUP INC.
                -------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                                        13-3911867
--------------------------------------------------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

40 Wall Street, New York, New York                         10005
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                 (Zip Code)

                             2000 STOCK OPTION PLAN
                            ------------------------
                            (Full Title of the Plan)

                             Steven Malin, Chairman
                             A.B. Watley Group Inc.
                                 40 Wall Street
                            New York, New York 10005
                            ------------------------
                     (Name and address of agent for service)

                                 (212) 422-1100
                      ------------------------------------
          (Telephone number, including area code, of agent for service)

                         -------------------------------
                                    Copy to:
                            Edward I. Tishelman, Esq.
                              Hartman & Craven LLP
                                 460 Park Avenue
                            New York, New York 10022

                         CALCULATION OF REGISTRATION FEE

======================================================== ==================== ================== ===================== =============

                                                                                  Proposed             Proposed
                       Title of                                                    maximum             maximum           Amount of
              securities to be registered                   Amount to be       offering price         aggregate        registration
                                                             registered         per share(1)      offering price(1)         fee
-------------------------------------------------------- -------------------- ------------------ --------------------- -------------
  Common Stock, par value $.01 per share ...........      1,600,000 shares          $7.13            $11,408,000          $2,852
======================================================== ==================== ================== ===================== =============

(1)Based on a per share exercise price of $7.13, which price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share is estimated based on the average of the high and low prices for A.B. Watley Group Inc.'s Common Stock on August 3, 2001, as reported by the National Association of Securities Dealers' Automated Quotation System.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation Of Documents By Reference.

        The following documents filed with the Securities and Exchange Commission (the "Commission") by A.B. Watley Group Inc. (the "Registrant") are hereby incorporated by reference in this Registration Statement:

        (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000, filed with the Commission on December 29, 2000;


        (b) The Registrant's Form 10-Q for the quarter ended December 31, 2000, filed with the Commission on February 14, 2001 and for the quarter ended March 31, 2001, filed with the Commission on May 15, 2001; and

        (c) The description of the Registrant's common stock, $0.001 par value (the "Common Stock"), contained in the Registrant's Registration Statement on Form 8-A (Registration No. 1-10986) filed with the Commission on March 23, 1999 under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all the securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.


ITEM 4.  Description of Securities.

        Not Applicable.


Item 5.  Interest of Named Experts and Counsel.

        Not Applicable.

Item 6.  Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit a director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of laws; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.
Section 102(b)(7) does not authorize any limitation on the ability of the Registrant or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

        Article Eighth of the Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant be eliminated to the fullest extent permitted under Section 102(b) of the Delaware General Corporation Law.

        Article Ninth of the Registrant's Certificate of Incorporation and the Registrant's By-laws provides that all persons who the Registrant is empowered to indemnify pursuant to the provisions of Section 145 of the Delaware General Corporation Law (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

        At present, there is no pending litigation or other proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.


Item 7.  Exemption From Registration Claimed.

        Not Applicable.


Item 8.  Exhibits

EXHIBIT                                     DESCRIPTION
NUMBER                                      -----------
-------

 4            2000 Stock Option Plan.

 5 Opinion of Hartman & Craven LLP regarding legality of the Common Stock being registered.

 23.1 Consent of Hartman & Craven LLP (included in their opinion filed as Exhibit 5).

 23.2         Consent of Ernst & Young LLP, independent auditors.


Item 9.  Undertakings

(a)     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 7, 2001.


                                              A.B. WATLEY GROUP INC.

                                              By:    /s/ Steven Malin
                                                   -----------------------------
                                                         Steven Malin
                                                         Chairman of the Board


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


        Signature                Title                           Date
        ---------                -----                           ----

/s/ Steven Malin               Chairman of the Board,             August 7, 2001
--------------------------     Chief Executive Officer and
Steven Malin                   Director (Principal Executive
                               Officer and Principal
                               Financial Officer)


/s/ Anthony G. Huston          President and Director             August 7, 2001
-------------------------
Anthony G. Huston


/s/Joseph M. Ramos, Jr.        Executive Vice President and       August 7, 2001
------------------------       Chief Financial Officer
Joseph M. Ramos, Jr.           (Principal Accounting Officer)


/s/Robert Malin                Director                           August 7, 2001
--------------------------
Robert Malin


/s/Leon Ferguson               Director                           August 7, 2001
-------------------
Leon Ferguson


/s/Mark Chambre                Director                           August 7, 2001
-----------------------
Mark Chambre


/s/Michael Kraines             Director                           August 7, 2001
-----------------------
Michael Kraines


/s/Stanley Weinstein           Director                           August 7, 2001
----------------------
Stanley Weinstein

                                 EXHIBIT INDEX


Exhibit No.                DESCRIPTION
-----------                -----------

 4        2000 Stock Option Plan

 5 Opinion of Hartman & Craven LLP regarding legality of the Common Stock being registered

 23.1 Consent of Hartman & Craven LLP (included in their opinion filed as Exhibit 5)

 23.2     Consent of Ernst & Young LLP, independent auditors